Exhibit 99.1
Contact:
Juan José Orellana
Investor Relations
Molina Healthcare, Inc.
562-435-3666, ext. 111143
MOLINA HEALTHCARE ANNOUNCES UNDERWRITERS’ EXERCISE OF OVER-ALLOTMENT OPTION
AND CLOSING OF $200 MILLION OF 3.75% CONVERTIBLE SENIOR NOTES
Long Beach, California (October 11, 2007) — Molina Healthcare, Inc. (NYSE: MOH) today announced that the underwriters have exercised their over-allotment option to purchase $25 million of additional 3.75% Convertible Senior Notes due 2014, making the aggregate offering $200 million of the Notes. The closing of the sale of the Notes was completed on October 11, 2007.
Under certain circumstances, the Notes are convertible at an initial conversion rate of 21.3067 shares of the Company’s common stock per $1,000 principal amount of Notes, subject to adjustment. This conversion rate is equivalent to an initial conversion price of approximately $46.93 per share. This represents a premium of approximately 36% to the last reported sale price of the Company’s common stock on the New York Stock Exchange on October 4, 2007. The conversion rate will be subject to adjustment upon the occurrence of specified events. Upon conversion, holders will receive cash, and if applicable, shares of common stock of the Company.
The Company intends to use the proceeds from the offering to repay indebtedness under its credit facility, to fund its pending acquisition of Mercy CarePlus in Missouri, to pursue its acquisition and expansion strategy, and for general corporate purposes including working capital.
The Notes were issued pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission. Citi and UBS Investment Bank acted as joint book-running managers in connection with the offering. Copies of the prospectus relating to the offering may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (718) 765-6732, and from UBS Investment Bank, Prospectus Department, 299 Park Avenue, NY, NY 10171.
This press release does not constitute an offer to sell or solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Molina Healthcare
Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other government-sponsored programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Michigan, New Mexico, Ohio, Texas, Utah, and Washington.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain “forward-looking statements.” All of our forward-looking statements are based on current expectations and assumptions that are subject to numerous risks, uncertainties, and other factors that could cause actual results to differ materially. Such factors include, without limitation, risks related to the closing of the Company’s pending acquisition of Mercy CarePlus in Missouri. Information concerning additional risk factors that could cause actual results to differ materially is contained in the Company’s offering prospectus, its Form 10-K annual report, its Form 10-Q quarterly reports, and the Company’s other reports and filings with the Securities and Exchange Commission and available for viewing on its website at www.sec.gov. All forward-looking statements in this release represent our judgment as of the date of issuance of this release. We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.
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